EXHIBIT 10.1

AMENDMENT NO. 1 TO
EXECUTIVE EMPLOYMENT AGREEMENT

This Amendment No. 1 (this “Amendment”) to the Employment Agreement (as defined below) is dated as of January 3, 2020 and is entered into between Avaya Inc., a Delaware corporation (the “Company”), and James M. Chirico, Jr. (“Executive”). Capitalized terms used but not defined herein shall have the same meanings set forth in the Employment Agreement.
WHEREAS, on November 13, 2017, the Company and Executive entered into an executive employment agreement (the “Employment Agreement”);

WHEREAS, the parties now desire to amend certain provisions of the Employment Agreement, as set forth below;

WHEREAS, the board of directors of Avaya Holdings Corp. has approved this Amendment; and

WHEREAS, this Amendment shall become effective as of the date set forth above.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and upon the terms and conditions set forth below, the parties agree to amend the Employment Agreement as set forth herein:

1.	Amendment to Section 1.5 of the Employment Agreement. Section 1.5 of the Employment Agreement (Bonus) is hereby deleted and replaced in its entirety with the following:

“1.5 Bonus. During each fiscal year during the Employment Period, Executive shall be eligible to participate in Employer’s bonus plan as established by the Committee and in effect from time to time for its senior executives and will be eligible to earn one or more performance bonus(es) under such plan (collectively, a “Bonus”), to the extent earned based on performance against objective, reasonably attainable performance criteria established by the Committee. The performance criteria for any particular performance period during the fiscal year (which may include the full fiscal year) shall be determined in good faith by the Committee, after consultation with Executive, no later than ninety (90) days after the commencement of such performance period (or such corresponding lesser period of time to the extent the performance period is not a full fiscal year). Executive’s target Bonus opportunity for each fiscal year commencing with fiscal year 2020 shall equal 150% of Executive’s Base Salary (the “Target Bonus”) if target levels of performance for the applicable fiscal year are achieved, provided that Executive’s actual Bonus hereunder in respect of any 12 month period beginning as of the first day of the 2020 fiscal year may not exceed 300% of Executive’s Base Salary. Executive’s Bonus payment for each performance period during the fiscal year (which may include the full fiscal year) shall be determined by the Committee after the end of the applicable performance period and shall be paid to Executive when bonuses for such performance period are paid to Employer’s other senior executives generally, but in any event within seventy-five (75) days following the end of such performance period, provided that Executive remains employed through and including the applicable payment date, unless otherwise expressly provided for herein. In carrying out its functions under this Section 1.5, the Committee shall at all times act reasonably and in good faith.”

Avaya – Restricted, Proprietary and Confidential

2.	Deletion and Replacement of Section 3 of the Employment Agreement. Section 3 of the Employment Agreement (Tax Gross-Up Payments) is hereby deleted and replaced in its entirety with the following:

“3. Excise Tax. (a) Notwithstanding any other provisions in this Agreement (or the documents incorporated herein by reference), in the event it shall be determined that any payment or distribution by Employer (or any successor thereto or affiliate thereof) to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, including, without limitation, as a result of the acceleration of the vesting of equity awards) (all such payments and benefits, together, the “Total Payments”) will be subject (in whole or in part) to the excise tax imposed by Section 4999 of the Code or any comparable tax imposed by any replacement or successor provision of United States tax law (such excise tax, together with any applicable interest and penalties, are hereinafter collectively referred to as the “Excise Tax”) then, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, program, arrangement or agreement, the Employer will reduce the Total Payments to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax (but in no event to less than zero); provided, however, that the Total Payments will only be reduced if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state, municipal and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions (if applicable) attributable to such reduced Total Payments), is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state, municipal and local income taxes on such Total Payments and the amount of Excise Tax to which Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions (if applicable) attributable to such unreduced Total Payments).

(b)           In the case of a reduction in the Total Payments, the Total Payments will be reduced in the following order:  (i) payments that are payable in cash that are valued at full value under Treasury Regulation Section 1.280G-1, Q&A 24(a) will be reduced (if necessary, to zero), with amounts that are payable last reduced first; (ii) payments and benefits due in respect of any equity valued at full value under Treasury Regulation Section 1.280G-1, Q&A 24(a), with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24) will next be reduced; (iii) payments that are payable in cash that are valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24, with amounts that are payable last reduced first, will next be reduced; (iv) payments and benefits due in respect of any equity valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24, with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24) will next be reduced; and (v) all other non-cash benefits not otherwise described in clauses (ii) or (iv) will be next reduced pro-rata.  Any reductions made pursuant to each of clauses (i)-(v) above will be made in the following manner: first, a pro-rata reduction of cash payment and payments and benefits due in respect of any equity not subject to Section 409A of the Code, and second, a pro-rata reduction of cash payments and payments and benefits due in respect of any equity subject to Section 409A of the Code as deferred compensation.

(c)           For purposes of determining whether and the extent to which the Total Payments (or any portion of the Total Payments) will be subject to the Excise Tax:  (i) no portion of the Total Payments the receipt or enjoyment of which Executive shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code will be taken into account; (ii) no portion of the Total Payments will be taken into account

Avaya – Restricted, Proprietary and Confidential

which, in the opinion of tax counsel (“Tax Counsel”) reasonably acceptable to Executive and selected by the accounting firm which was, immediately prior to the change in control, the Employer’s or Parent’s independent public accounting firm (the “Auditor”), does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments will be taken into account which, in the opinion of Tax Counsel, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as set forth in Section 280G(b)(3) of the Code) that is allocable to such reasonable compensation; and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments will be determined by the Auditor in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

(d)           At the time that any amounts subject to this Section 3 are paid or become payable to Executive, the Employer will provide Executive with a written statement setting forth the manner in which such amounts were calculated and the basis for such calculations, including any opinions or other advice the Employer received from Tax Counsel, the Auditor, or other advisors or consultants (and any such opinions or advice which are in writing will be attached to the statement).  If Executive objects to Employer’s calculations, Employer will pay to Executive such portion of the Total Payments (up to 100% thereof) as Executive determines is necessary to result in the proper application of this Section 3.  All determinations required by this Section 3 (or requested by either Executive or Employer in connection with this Section 3) will be at the expense of Employer.  The fact that Executive’s right to payments or benefits may be reduced by reason of the limitations contained in this Section 3 will not of itself limit, expand or otherwise affect any other rights of Executive under this Agreement.”

3.
Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. Execution of this Amendment may be effectuated via signed and scanned .pdf format.

4.	References to Agreement. References to this or the “Agreement” as used in the Employment Agreement shall be deemed to include references to this Amendment.

5.	Other. Except as specifically modified herein, the Employment Agreement shall remain in full force and effect.

[Signature page to follow]

Avaya – Restricted, Proprietary and Confidential

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

AVAYA INC.
By: /s/ Shefali Shah
Name: Shefali Shah
Title: EVP, Chief Administrative Officer & General Counsel

EXECUTIVE:
/s/ James M. Chirico, Jr.
James M. Chirico, Jr.

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Avaya – Restricted, Proprietary and Confidential